Exhibit 99.1

Board of Directors Announcement: Moyo and Mayer

Starbucks Elects Dambisa Moyo and Marissa Mayer to its Board of Directors

SEATTLE – Starbucks Coffee Company (NASDAQ: SBUX) today announced the election of Dr. Dambisa Moyo and Marissa Mayer to its Board of Directors, effective as of June 25, 2025.

Moyo has been co-principal of Versaca Investments, a family office focused on growth investing globally, since she co-founded it in 2021. With more than 30 years of experience analyzing macroeconomic and international affairs, Moyo is a skilled global economist.

She previously served as CEO of Mildstorm LLC, a financial and economics firm, from 2015 to 2021. Prior to that, she worked at Goldman Sachs and at the World Bank. Moyo is on the boards of Chevron Corporation and Condé Nast and previously served on the boards of SABMiller, Barclays Bank, 3M, and Seagate Technologies.

“It’s a privilege to join the Starbucks Board of Directors and contribute to a company that has become a global symbol of connection, resilience, and innovation,” said Moyo. “Starbucks commitment to uplifting local communities and creating economic opportunities worldwide is inspiring. I look forward to supporting the company’s long-term growth as it continues to lead with purpose, impact, and integrity.”

Mayer is the CEO and Founder of Sunshine AI, a technology startup that uses AI to automate everyday tasks. She brings more than 20 years of consumer technology experience to corporate innovation and growth.

She previously served as CEO, President and a director on the board of Yahoo!, Inc. Before joining Yahoo!, Inc. she spent 13 years at Google, Inc. Mayer currently serves on the boards of Walmart, AT&T, and Hilton Hotels & Resorts. She has also served on the board of Nextdoor.

“At its core, Starbucks has always blended meaningful relationships with a spirit of innovation. I’m honored to join the Starbucks Board of Directors at such a dynamic time in the company’s journey,” said Mayer. “The Back to Starbucks strategy is a powerful call to return to the brand’s strengths while embracing the digital tools that will define the next generation of customer and partner experience.”

“I’m excited to welcome Dambisa and Marissa to the Starbucks board of directors,” said Brian Niccol, Starbucks chairman and chief executive officer. “They bring deep experience in areas that matter to our future, including technology, transformation, and global affairs. We have a strong board, and Dambisa and Marissa’s additional insights will be a big asset as we accelerate our Back to Starbucks strategy.”

Moyo and Mayer join nine other members of the Starbucks Board of Directors: Ritch Allison, Andrew Campion, Beth Ford, Jørgen Vig Knudstorp, Neal Mohan, Daniel Servitje, Mike Sievert, Wei Zhang, and Brian Niccol.

About Starbucks
Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with more than 40,000 stores worldwide, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at about.starbucks.com or starbucks.com.